Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of [_________] between BLACKROCK CoRI FUNDS, a Massachusetts business trust (the “Trust”), and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), with distinct series of shares each having its own investment objectives, policies and restrictions (the “Funds” and each, a “Fund”) as listed on Appendix A (as such Appendix A may be supplemented or amended from time to time); and

WHEREAS, the Trust desires to retain Adviser to furnish investment advisory services to each of the Funds listed on Appendix A attached hereto and Adviser is willing to so furnish such services.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                  Appointment.

a.                   The Trust hereby appoints Adviser to act as investment adviser to the Trust’s Funds listed on Appendix A attached hereto for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

b.                  In the event that the Trust establishes one or more additional series other than the Funds named on Appendix A with respect to which it desires to retain Adviser to act as investment adviser hereunder, the Trust shall notify Adviser. If Adviser is willing to render such services under this Agreement, it shall accept such appointment pursuant to an addendum to this Agreement, whereupon Appendix A shall be supplemented (or amended) and, subject to such approval as may be required pursuant to Paragraph 10 hereof, such series shall become a “Fund” hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named on Appendix A (except to the extent that said provisions (including those relating to the compensation payable by the Trust to Adviser) may be modified in writing by the Trust and Adviser at the time).

2.                  Sub-Advisers. Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of Adviser, to perform investment advisory services with respect to the Funds; provided, however, that the compensation of such person or persons shall be paid by Adviser and that Adviser shall be as fully responsible to the Trust for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

3.                  Delivery of Documents. The Trust has furnished Adviser with copies, properly certified or authenticated, of each of the following:

a.                   Resolutions of the Trust’s Board of Trustees authorizing the appointment of Adviser as the Funds’ adviser and approving this Agreement;

b.                  The Trust’s Declaration of Trust as filed with the State Secretary of the Commonwealth of Massachusetts and the Boston City Clerk on July 26, 2013;

c.                   The Trust’s By-Laws;

d.                  The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC on July 30, 2013;

e.                   The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 and the 1940 Act, as filed with the SEC on July 30, 2013, and all amendments thereto (the “Registration Statement”); and

f.                   The Trust’s most recent prospectuses for the Funds (such prospectuses together with the related statements of additional information, as currently in effect and all amendments and supplements thereto, are herein called “Prospectuses”).

The Trust will furnish Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

4.                  Services. Subject to the supervision of the Trust’s Board of Trustees, Adviser will (either directly or through the sub-advisers employed by it in accordance with Paragraph 2 hereof) (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Funds’ assets and (ii) provide a continuous investment program for each of the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Funds and may vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Funds. Adviser will (either directly or through the sub-advisers employed by it in accordance with Paragraph 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by the Funds and will place the daily orders for the purchase or sale of securities. Adviser will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in such Fund’s Registration Statement and the resolutions of the Trust’s Board of Trustees. Adviser further agrees that it:

a.                   will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the By-Laws of the Trust as such are amended from time to time;

b.                  will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Adviser may, subject to the approval of the Trust’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to a Fund and other clients of Adviser or a sub-adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and sub-advisers to the Funds and their other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to such Fund over the long-term. In no instance, however, will a Fund’s securities be purchased from or sold to Adviser, the sub-advisers, the Trust’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Adviser may select brokers and dealers with which it or the Trust is affiliated;

c.                   will maintain books and records with respect to each Fund’s securities transactions and will furnish the Trust’s Board of Trustees such periodic and special reports as the Board may request;

d.                  will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Adviser makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for a Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Adviser and the sub-advisers will not inquire or take into consideration whether securities of those customers are held by the Trust; and

e.                   will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, any of the Funds’ and the Trust’s prior, current or potential shareholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5.                  Services Not Exclusive. Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

6.                  Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.                  Expenses. During the term of this Agreement, Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of Adviser; provided that the Board of Trustees of the Trust may approve reimbursement to Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Adviser who devote substantial time to Trust operations or the operations of other investment companies advised by Adviser.

8.                  Compensation.

a.                   For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay Adviser and Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rates set forth on Appendix A attached hereto. Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and neither joint nor joint and several) obligation of such Fund. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

b.                  If in any fiscal year the aggregate expenses of one or more Funds (as defined under the securities regulations of any state having jurisdiction over the Trust) exceed the expense limitations of any such state, Adviser will bear its share of the amount of such excess in proportion to the aggregate fees otherwise payable to it hereunder and to the Trust’s co-administrators under their administration agreements with the Trust, with respect to the Funds. The obligation of Adviser to reimburse the Trust under this Paragraph 8(b) is limited in any fiscal year to the amount of its fees otherwise payable hereunder attributable to the Funds for such fiscal year, provided; however, that notwithstanding the foregoing, Adviser shall reimburse the Trust for the full amount of its share of any such excess expenses regardless of the amount of fees otherwise payable to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

c.                   For purposes of the fee rates set forth on Appendix A, the net assets of the Funds shall be calculated pursuant to the procedures adopted by resolutions of the Trust’s Board of Trustees for calculating the value of the Funds’ net assets or delegating such calculations to third parties.

9.                  Limitation of Liability. Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

10.              Duration and Termination. This Agreement will become effective as of the date first written above with respect to each Fund listed on Appendix A as of such date, and, with respect to any additional Fund, as of the date of any addendum executed by the Trust, on behalf of such Fund, and Adviser, in accordance with Section 1(b) hereof, provided that this Agreement (as supplemented by the terms specified in any addendum pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall thereafter continue in effect with respect to each such Fund for an initial two-year period from the applicable effective date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the particular Fund for successive periods of one year, provided that such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund. Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, (i) by the Trust (by vote of a majority of the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund) on sixty (60) days’ written notice to Adviser, or (ii) by Adviser on sixty (60) days’ written notice to the Trust. This Agreement will automatically and immediately terminate with respect to all Funds in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms have under the 1940 Act, including any interpretive guidance thereunder by the SEC or its staff.)

11.              Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.              Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party or Fund against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

13.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.              Use of the Name BlackRock. Adviser has consented to the use by the Trust and the Funds of the name or identifying word “BlackRock” in the name of the Trust and the Funds. Such consent is conditioned upon the employment of Adviser as the investment adviser to the Funds. The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates. Adviser may require the Trust and the Funds to cease using “BlackRock” in the name of the Trust and the Funds if the Trust (or any Fund) ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment adviser of the Funds.

15.              Use of the Name CoRI.  Adviser has consented to the use by the Trust and the Funds of the name or identifying word “CoRI” in the name of the Trust and the Funds. Such consent is conditioned upon the employment of Adviser as the investment adviser to the Funds.  The name or identifying word “CoRI” may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates.  Adviser may require the Trust and the Funds to cease using “CoRI” in the name of the Trust and the Funds if the Trust (or any Fund) ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment adviser of the Funds.

16.              Release. The names “BlackRock CoRI Funds” and “Trustees” of BlackRock CoRI Funds refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time (the “Declaration”). The obligations of “BlackRock CoRI Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

17.              Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

18.              Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK CoRI FUNDS

By:
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:
Name: Ben Archibald
Title: Director

Appendix A

Funds and Fees

	ADVISORY FEE RATE
Average Daily Net Assets	BlackRock CoRI 2015 Fund	BlackRock CoRI 2017 Fund	BlackRock CoRI 2019 Fund	BlackRock CoRI 2021 Fund	BlackRock CoRI 2023 Fund
Not exceeding $1 billion	0.30%	0.30%	0.30%	0.30%	0.30%
In excess of $1 billion but not more than $3 billion	0.28%	0.28%	0.28%	0.28%	0.28%
In excess of $3 billion but not more than $5 billion	0.27%	0.27%	0.27%	0.27%	0.27%
In excess of $5 billion but not more than $10 billion	0.26%	0.26%	0.26%	0.26%	0.26%
In excess of $10 billion	0.26%	0.26%	0.26%	0.26%	0.26%

Investment Advisory Agreement

Appendix A, dated [ ]

A-1